Exhibit 99.1

Contact:	Jim Ankner (News Media)
(O): (212) 770-3277 (C): (917) 882-7677 Liz Werner (Investment Community) (O): (212) 770-7074

AIG ANNOUNCES THE RESIGNATION OF DONALD LAYTON FROM THE AIG

BOARD OF DIRECTORS

NEW YORK, May 10, 2012 – American International Group, Inc. (NYSE: AIG) announced today that, due to his appointment as Chief Executive Officer of Freddie Mac, Mr. Donald Layton had submitted his resignation from the Board of Directors of AIG to be effective as of the commencement of AIG’s 2012 Annual Meeting of Shareholders on May 16, 2012.

“We are thankful for Don’s service to the AIG Board of Directors,” said Robert S. Miller, AIG Chairman of the Board. “Don’s appointment to lead the management team at Freddie Mac signifies an important public service to the country, and we wish him great success in his new role.”

“Since joining the AIG Board of Directors in 2010, the management and employees of AIG have built on the business momentum and transformed this company,” said Mr. Layton. “I am confident in AIG’s future and take pride in the significant achievements made by AIG during my tenure on the Board.”

In light of Mr. Layton’s unexpected resignation, the AIG Board of Directors currently expects to add a Director. A candidate that the Board is considering is Mr. Morris W. Offit. While Mr. Offit is retiring as a Director of AIG at this year’s Annual Meeting in accordance with the retirement guideline for AIG Directors, it may be in the best interests of AIG and its shareholders to ask Mr. Offit to serve an additional year, as permitted by the retirement guideline, in light of his knowledge of AIG’s businesses and affairs.

# # #

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.